FOR IMMEDIATE RELEASE	MEDIA CONTACT:

David Jones Chief Financial Officer 865-293-5522
Team Health, Inc. Announces Cash Tender Offer and Related Consent Solicitation
for its 9% Senior Subordinated Notes due 2012
KNOXVILLE, Tenn.—October 25, 2005—Team Health, Inc. announced that it has commenced a cash tender offer to purchase any and all of its outstanding 9% Senior Subordinated Notes due 2012 (the “Notes”), as well as a related consent solicitation to amend the indenture governing the Notes. The tender offer and consent solicitation are being conducted in connection with the previously announced merger agreement, providing for, among other things, the merger of Team Health Holdings, L.L.C. with an entity affiliated with The Blackstone Group.
The total consideration to be paid for each validly tendered Note, subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and calculated based in part on the 5-5/8% U.S. Treasury Note due May 15, 2008 (the “Reference Security”). The total consideration for each $1,000 principal amount of Notes will be equal to the sum of (a) $3.75 and (b) the present value of $1,045 (the “Scheduled Call Price” payable on April 1, 2008—the “First Scheduled Call Date”—for such principal amount of Notes) discounted to the date that is 30 calendar days after the settlement date for the tender offer from the First Scheduled Call Date plus the present value on the date that is 30 calendar days after such settlement date of all interest that would be payable beginning on the next payment date up until the First Scheduled Call Date, in each case determined as set forth below at a yield (the “Tender Offer Yield”), equal to the sum of (x) the yield on the Reference Security as calculated by the Dealer Managers in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on the eleventh business day immediately preceding the Expiration Date, namely November 7, 2005, assuming that the Expiration Date is not extended, as displayed on page PX5 of
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the Bloomberg Government Pricing Monitor or any other source selected by the Dealer Managers in their sole discretion if the Bloomberg Government Pricing Monitor is not available or is erroneous, and (y) 75 basis points, minus any accrued and unpaid interest up to, but not including, the settlement date. The detailed methodology for calculating the total consideration for Notes is outlined in the Offer to Purchase and Consent Solicitation Statement dated October 25, 2005, relating to the tender offer and the consent solicitation.
Team Health, Inc. is also soliciting consents from holders of the Notes for certain amendments which would eliminate substantially all of the restrictive covenants and certain of the events of default contained in the Indenture and the Notes and modify the covenant regarding mergers to permit mergers with limited liability companies, as well as modify or eliminate certain other provisions contained in the Indenture and the Notes. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of Notes outstanding.
The consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, November 8, 2005, unless earlier terminated or extended (such date and time, as the same may be extended, the “Consent Date”). Holders who validly tender their Notes by the Consent Date will be eligible to receive the total consideration. Holders who validly tender their Notes after the Consent Date, and on or prior to 8:00 a.m., New York City time, November 23, 2005 (the “Expiration Date”), will be eligible to receive the total consideration less $30.00 per $1,000 principal amount (the “Consent Payment”).
Subject to the terms and conditions of the tender offer and the consent solicitation, Notes accepted for payment are expected to be paid for on November 23, 2005, assuming that the Expiration Date is not extended. In addition, holders whose Notes are purchased will be paid accrued and unpaid interest up to, but not including, the settlement date.
Holders who tender their Notes must consent to the Amendments. Holders must validly tender their Notes and deliver their consents on or prior to the Consent Date in order to be eligible to receive the
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total consideration. Holders tendering Notes after the Consent Date will only be eligible to receive the total consideration less the Consent Payment. Tendered Notes may not be withdrawn, and consents may not be revoked after the Consent Date. The tender offer and the consent solicitation are subject to the satisfaction of certain conditions, including receipt of consents in respect to at least a majority of the principal amount of Notes on or prior to the Consent Date and a supplemental indenture having been signed and delivered in respect of the proposed amendments as well as the completion of the merger of Team Health’s parent pursuant to the merger agreement and related transactions on or prior to the Consent Date.
J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the Dealer Managers for the tender offer and the consent solicitation and can be contacted at (212) 270-1509 (collect) and (888) 654-8637, respectively. Global Bondholder Services is the Information Agent and the Depositary for the tender offer and the consent solicitation and can be contacted at
(212) 430-3774 (collect) or toll free at (866) 470-4300.
About Team Health, Inc.
Team Health is the largest provider of outsourced physician staffing and administrative services to hospitals and other healthcare providers in the United States, based upon revenues and patient visits. Team Health serves more than 490 hospital clients and their affiliated clinics and surgical centers in 44 states with a team of approximately 5,000 physicians, mid-level practitioners and nurses. Since the Company’s inception in 1979, Team Health has focused primarily on providing outsourced services to hospital emergency departments. Team Health also provides comprehensive programs for inpatient care (hospitalist), radiology, anesthesiology, pediatrics and other healthcare services, principally within hospitals and other healthcare facilities.
This communication is for informational purposes only. It is not intended as an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction. Any comments or statements made herein do not necessarily reflect those of J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Global Bondholder Services, or their respective subsidiaries and affiliates.
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